Exhibit 20.1


LEGEND
CC Convention Center
CH City Hall
H Hotel
PPM Providence Place Mall
RISC State Capital
RR Rail Lines
RWNM Roger Williams Nat'l Mem.
S Passenger Station
VMA Veteran's Mem. Auditorium
WP Water Place
H/C Hotel/Condominiums
N
Smith Street
VMA
H
Francis Street
RISC
RR
6B
Moshassuck River
Gaspee Street
S
6C
6A
RWNM
Canal Street
Woonasquatucket
Station Place
7A
8
5
Park Row West
PPM
Interstate 95
RR
Francis Street
Finance Way
2C
Exchange Street
Steeple Street
4E
Moshassuck Ct.
4W
3E
North Main St.
River
2A & B
3W
WP
9
3S
20
Memorial Boulevard
H
H
H/C
Exchange Terrace
Providence River
CC
CH

CAPITAL PROPERTIES, INC. - Parcels in Downtown Providence

Parcel # CAPITAL CENTER:	Square Feet (sq. ft.) PARCEL SIZE	DEVELOPMENT ON PARCELS
2A & B	56,700	17 and 19 Story Residential Buildings - 307,000 gross sq. ft.
2C	35,300	13 Story Office Building - 325,000 gross sq. ft.
3S	48,000	13 Story Office Building - 235,000 gross sq. ft.
3W	35,000	---
3E	24,000	---
4W	46,000	---
4E	22,000	---
5	54,000	8 Story Residential Building - 454,000 gross sq. ft.
6A	87,200	4 Story Residential Building - 120,000 gross sq. ft.
6B	124,300	---
6C	64,500	---
7A	76,000	330 Car Public Parking Garage
8	36,000	4 Story Office Building - 114,000 gross sq. ft.
9	72,000	10 Story Office Building - 210,000 gross sq. ft.
OUTSIDE CAPITAL CENTER:		
20	26,600	3-4 Story Historic Building in southwest corner of lot - 18,000 gross sq. ft.